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                                  EXHIBIT 1

                    Identification of Members of the Group


1.  RVM/PIA, a California limited partnership

2.  Riordan, Lewis & Haden

3.  J. Christopher Lewis

4.  Patrick C. Haden


                             Page 9 of 10 pages